Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Jason Thompson
tel +1 (804) 327-7284	tel +1 (804) 201-2556

MeadWestvaco Closes Sale of West Virginia Forestlands

RICHMOND, VA – September 24, 2007 – MeadWestvaco Corporation (NYSE: MWV) today announced it has completed the sale of its 62,000 acres of forestland in Elkins, West Virginia, for $93.1 million. The forestland was sold to Penn Virginia Operating Co., LLC, a wholly owned subsidiary of Penn Virginia Resource Partners, L.P. (NYSE: PVR).

About MeadWestvaco

MeadWestvaco Corporation (NYSE: MWV) provides packaging solutions to many of the world’s most-admired brands in the food and beverage, media and entertainment, personal care, home and garden, cosmetics, and healthcare industries. The company has market-leading positions in its Consumer & Office Products and Specialty Chemicals businesses, and operates in more than 30 countries. MeadWestvaco manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fourth consecutive year. For more information, please visit us at www.meadwestvaco.com.